Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                       (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Announces Pricing of Upsized Public Offering of Common Stock

MOUNTLAKE TERRACE, WA – September 8, 2017 - FS Bancorp, Inc. (NASDAQ: FSBW) (the "Company"), the holding company for 1st Security Bank of Washington (the "Bank"), today announced the pricing of an upsized underwritten public offering of 510,638 shares of its common stock at a price to the public of $47.00 per share for gross proceeds of approximately $24.0 million. The size of the offering was increased from the previously announced approximately $20.0 million of common stock.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $22.3 million (or approximately $25.7 million if the underwriters exercise their option to purchase additional shares in full). The Company has granted the underwriters a 30-day option to purchase up to an additional 76,596 shares of the Company's common stock to cover over-allotments, if any. Raymond James & Associates, Inc. is serving as bookrunning manager and D.A. Davidson & Co. and FIG Partners, LLC are serving as co-managers. The Company expects to close the transaction, subject to customary conditions, on or about September 12, 2017.

The shares will be issued pursuant to a prospectus supplement filed as a part of a shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3.

The Company intends to use the net proceeds from this offering for general corporate purposes, including contributing to the capital of the Bank to support its lending and investing activities, to support or fund acquisitions of other institutions or branches as and if opportunities for such transactions become available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800) 248-8863.
About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its 11 branches and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank purchased four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to

FS Bancorp, Inc.
September 8, 2017

identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations, our warehouse lending, and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.